Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 6 to Form S-3 on Form S-1 Registration Statement (No. 333-173542) of Overland Storage, Inc. (the “Company”) of our report dated September 18, 2013, with respect to the consolidated financial statements of the Company, which report appears in the Annual Report on Form 10-K of the Company for the year ended June 30, 2013 (and expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s going concern uncertainty) filed with the Securities and Exchange Commission, and to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

San Diego, California

March 28, 2014